Exhibit 99.1

Bellerophon Therapeutics Announces First Patient Treated in Phase 3 Clinical Study
of INOpulse® Inhaled Nitric Oxide Therapy for COVID-19

Initiation of the COViNOX Study Follows the Conclusion of the FDA Emergency Access Program Through Which 180 Patients with COVID-19 Were Treated in the United States

WARREN, N.J., July 13, 2020 - Bellerophon Therapeutics, Inc. (Nasdaq: BLPH), a clinical-stage biotherapeutics company focused on developing treatments for cardiopulmonary and infectious diseases, today announced that the first patient has initiated treatment in the Company’s Phase 3 clinical study of INOpulse® inhaled nitric oxide (iNO) therapy for the treatment of COVID-19 (COViNOX) at Banner University Medical Center, within the University of Arizona College of Medicine - Phoenix, under the direction of Dr. Thomas Ardiles, clinical assistant professor and Dr. Marilyn Glassberg, professor of medicine and chief of the Pulmonary, Critical Care and Sleep Division. The Company’s Investigational New Drug application for the Phase 3 study with INOpulse was accepted by the U.S. Food and Drug Administration in May 2020.

“Due to the rise of COVID-19 cases in our state and around the country, the need for clinically validated treatment options with antiviral capabilities are of upmost importance. The promising therapeutic benefits we’ve observed under the emergency access program (EAP), in nearly 40 COVID 19 patients treated with INOpulse at our site, demonstrate that the therapy is well-suited to treat the virus and support oxygenation,” said Dr. Ardiles. “Our team is proud to treat the first patient with COVID-19 in this important Phase 3 randomized controlled study initiating at our institution, and enrolling as many eligible patients as possible in an effort to quickly assess the efficacy and safety of INOpulse to treat patients with COVID-19,” added Dr. Glassberg.

The Phase 3 randomized, placebo-controlled COViNOX study, previously called PULSE-CVD19-001, will evaluate the efficacy and safety of the investigational INOpulse therapy in patients diagnosed with COVID-19 who require supplemental oxygen. The COViNOX protocol utilizes an adaptive design and aims to enroll up to 500 patients with COVID-19 who will be treated with either INOpulse or placebo at major United States hospitals. The primary endpoint will assess the proportion of subjects that had respiratory failure or mortality, which should allow the trial to serve as a registrational study for approval.

The Company has also applied for federal funding, through the Biomedical Advanced Research and Development Authority and the National Institutes of Health, to support the clinical study.

Under the recently completed EAP, 180 hospitalized patients with COVID-19 from 18 hospitals across the United States received treatment with INOpulse under the care and supervision of their physicians. Preliminary data demonstrated that at day 14 from treatment initiation, recovery rate was 73.0% and mortality rate was 6.3%. Importantly, INOpulse was well-tolerated with no safety concerns related to the therapy.

“The initiation of the Phase 3 study is an important milestone that will enable us to further evaluate the potential of INOpulse to address urgent medical needs for those impacted by COVID-19 throughout the country. Over the last several months, we have been encouraged by findings from the EAP that showed high rates of patient enrollment, promising clinical benefits and excitement for the INOpulse therapy,” said Fabian Tenenbaum, Chief Executive Officer at Bellerophon Therapeutics. “We look forward to working collaboratively with clinical teams at leading U.S. hospitals to enroll patients in the study as quickly as possible and gather the necessary data to support potential regulatory approval.”

COVID-19 is caused by the SARS-CoV-2 coronavirus, which is approximately 82% identical to the severe acute respiratory syndrome related coronavirus (SARS-CoV) that caused a global outbreak between 2003 and 2004¹. Prior studies have shown that nitric oxide (NO) could provide benefit in treating SARS-CoV by preventing viral replication², improving arterial oxygenation, reducing the need for ventilation support and preventing the proliferation of pneumonia lung infiltrates³. Based on the genetic similarities between the two coronaviruses, the historical data in SARS-CoV support the potential for iNO to provide meaningful benefit for patients infected with COVID-19.

Nitric oxide is a naturally produced molecule as part of the immune response to pathogens and plays a key role in preventing viral replication. The proprietary INOpulse delivery system from Bellerophon Therapeutics is an investigational system that is portable and designed to deliver nitric oxide in a targeted, pulsatile manner that ensures accurate drug delivery and allows for use in outpatient settings outside of the hospital.

About Bellerophon
Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies that address significant unmet medical needs in the treatment of cardiopulmonary and infectious lung diseases. The Company is currently developing multiple product candidates under its INOpulse® program, a proprietary pulsatile nitric oxide delivery system. For more information, please visit www.bellerophon.com.

Forward-looking Statements
Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties relating to INOpulse® not proving to be an effective treatment for COVID-19 or approved for marketing by the FDA, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts
At W2O Group:	Investors:
Julie Normart	Brian Ritchie
(559) 974-3245	(212) 915-2578
jnormart@w2ogroup.com	britchie@lifesciadvisors.com

1.	L. Zhang et al., Science 10.1126/science.abb3405 (2020).

2.	Akerstrom S et. Al. Nitric oxide inhibits the Replication Cycle of Severe Acute Respiratory Syndrome Coronavirus. J Virol 2005; 79(3):1966-9.

3.	Chen L. Inhalation of nitric oxide in the treatment of acute respiratory syndrome: a rescue trial in Beijing. Clinical Infectious Diseases 2004; 39(10):1531-5.